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[Logo of Burlington Northern Santa Fe]


    Canadian National and Burlington Northern Santa Fe Create the
    Leading North American Railroad

    12/20/99

           Shippers To Benefit From Extended Single-Line Service

   MONTREAL and FORT WORTH, Texas, December 20, 1999 - Canadian National Railway Company (TSE:CNR; NYSE:CNI) ("CN") and Burlington Northern Santa Fe Corporation (NYSE:BNI) ("BNSF") today announced that their boards of directors have approved a definitive agreement to combine their businesses. The end-to-end combination creates North America's largest railroad and will offer shippers substantially enhanced single-line service. Combined, the companies currently operate about 50,000 route-miles of track, employ about 67,000 people and have combined revenues of approximately US$12.5 billion (Cdn$18.5 billion).

   The combined businesses have an equity market capitalization of approximately US$19 billion (Cdn$28 billion) based on the closing stock prices on Friday, December 17, 1999, of US$29.75 for CN and US$28.375 for BNSF. The transaction is expected to be accretive to earnings per share in the first year after the combination becomes effective. The companies expect that all required regulatory approvals can be obtained and the transaction completed by mid-2001.

    Among its benefits, the combination will:

        . Be uniquely positioned to help shippers take advantage of fast growing north-south trade flows within North America, while providing a fluid east-west transportation network serving both Canada and the United States. The new railroad will offer unprecedented single-line service with access to new markets throughout North America;
        . Achieve rail market share growth by generating new business opportunities and added efficiencies through improved asset utilization and service scheduling;
        . Offer increasing employment opportunities due to the growth potential of the new enterprise. Because this combination is an end-to-end operating network, there is minimal overlap of operations and only minor duplication of activities, and workforce reductions are expected to be managed largely through normal attrition;
        .  Maintain the culture, customer and safety focus and operational expertise of each railroad at the local and regional level;
        .  Combine CN's and BNSF's industry-leading service plans and CN's strength in forest products, automotive and chemical transportation with BNSF's wide geographic coverage in the western United States and its strong intermodal and coal businesses; and
        . Join the two most efficient railroads in North America, each with a proven record of implementing previous consolidations.
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     CN and BNSF have principal interchanges at Chicago, Memphis,
     Duluth/Superior, and Vancouver, B.C.

     Terms

     To implement the transaction in a tax-efficient manner, North American Railways, Inc. will be created as the parent company for BNSF and as the companion company for CN. The transaction will result in the shareholders of each company having voting and ownership interests in both companies.

     The shareholders of BNSF will receive for each BNSF common share a common security consisting of one North American Railways common share and one CN voting share that will trade together as one security.

     The shareholders of CN will receive for each CN common share 1.05 CN voting shares and, at their option, either 1.05 shares of North American Railways common stock or 1.05 shares of CN stock exchangeable for 1.05 shares of North American Railways common stock. The CN voting share will trade together with the CN exchangeable share as one security and will be Canadian Property for investment, dividend and tax purposes.

     The result will be that, at all times, each company will have the same shareholder base with each shareholder having the same economic benefits and voting rights.

     North American Railways, by its charter, will conform to the provisions of the CN Commercialization Act and Canadian corporate law on the composition of boards of directors. Like CN, North American Railways shareholders will be subject to an ownership limit whereby no single shareholder can own more than 15 percent of North American Railways' voting shares; North American Railways will have its head office in Montreal and will operate in both of Canada's official languages. BNSF will continue to be headquartered in Fort Worth.

     Management and Board Structure

     Upon the closing of the transaction, Robert D. Krebs, Chairman and Chief Executive Officer of BNSF, will become non-executive Chairman of North American Railways and of CN; and Paul M. Tellier, President and Chief Executive Officer of CN, will become President and Chief Executive Officer of North American Railways as well as CN. E. Hunter Harrison, Executive Vice President and Chief Operating Officer of CN, will become Chief Operating Officer of North American Railways as well as CN; and Thomas N. Hund, Senior Vice President, Chief Financial Officer and Treasurer of BNSF, will become Chief Financial Officer of North American Railways and of CN. In addition, Matthew K. Rose, President and Chief Operating Officer of BNSF, will become President and Chief Executive Officer of BNSF.

     A five-person implementation committee, consisting of Mr. Krebs, Mr. Tellier, Mr. Harrison, Mr. Hund and Mr. Rose, will begin work immediately. The mandate of this committee, which will operate through consensus, is to direct the preparation of the U.S. Surface Transportation Board (STB) application and related matters, to direct integration planning and, within regulatory limits, to effect interim voluntary coordination agreements between CN and BNSF in such areas as information systems, purchasing, operations and marketing.
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     The size and composition of the North American Railways board will be identical to that of the CN board. The majority of directors will be Canadian residents. The 15-member board will consist of six members drawn from each of the current CN and BNSF boards plus three new appointees:

        . From the current CN board: Purdy Crawford, J. V. Raymond Cyr, The Honorable Edward C. Lumley, David G. A. McLean, Robert Pace, and Paul
           M. Tellier;
        .  From the current BNSF board: John J. Burns, Jr., Robert D. Krebs, Roy
           S. Roberts, J. Steven Whisler, Edward E. Whitacre, Jr., and Michael
           B. Yanney;
        . The three new appointees: Laurent Beaudoin, C.C., FCA, Chairman, Bombardier Inc.; Steven A. Burd, Chairman, President & Chief Executive Officer, Safeway Inc.; Jean C. Monty, President & Chief Executive Officer, BCE Inc.

     Mr. Tellier and Mr. Krebs said, "This is a new railroad for a new era. We are bringing together two highly successful railroads that share a common vision about their role in the future - to increase revenues and earnings through superior customer service. The benefits of a common operating plan with fully integrated single-line service; a coordinated marketing plan; and the specific synergies available in such areas as information technology and procurement will be fully realized.

     "The combination of CN and BNSF builds the first North American railroad by uniting the most efficient Canadian railroad with the most efficient railroad in the United States. The new railroad, which will be the largest rail network in North America, will have a strong balance sheet, substantial free cash flow, a shared commitment to consistent on-time customer service, a common operating system, and a well-balanced revenue portfolio," continued Mr. Krebs and Mr. Tellier.

     Mr. Krebs continued, "The combination uses a new model for railroad consolidation -- one that will enable the partners to effectively integrate with maximum efficiency and without sacrificing quality customer service. The model carefully preserves and protects the existing identities and efficient rail networks of each company. Revenue growth will be achieved in part through common marketing and operating plans offering new and expanded single-line service for shippers. Operating efficiencies will be achieved by leveraging the operating systems of both railroads; through common purchasing to create economies of scale; through the more productive utilization of locomotives and freight cars; by leveraging e-commerce initiatives; and by the exchange of best practices. Both railroads have completed successful mergers in the past four years. The rate of growth, cash flow generation and EPS of the combined companies should be significantly greater than what could be achieved by the companies on a stand-alone basis."

     Mr. Tellier continued, "This is good news for shareholders, employees, customers and shippers. It gives shareholders ownership in a rail enterprise that, based on its size and reach, is uniquely positioned to expand its market share and improve its profitability. Employees will benefit from this end-to-end combination, which creates a strong platform for revenue growth and the potential for job creation in the future. It is good for customers and shippers who, through this large single-line network, will have access to transportation services that will provide them with the best value for their transportation dollar. Our top priority will be to manage the
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     process in a manner that provides our customers with the highest quality service while continuing to ensure that the highest standards of safety for our employees are upheld."

     North American Benefits

     The companies expect the combination to significantly benefit shippers across Canada and the United States with faster and more dependable rail service and with more routing and gateway choices.

     Over 40 percent of Canada's GDP is generated by exports. Almost all of Canada's exports now face strong competition in price and product substitution. Increasingly, Canada's competitiveness is dependent on a transportation sector with the efficiency required to overcome inherent disadvantages related to distance. This combination ensures that CN is well positioned to support the growth of export trade to the benefit of its customers and the Canadian economy. It adds three more strategically located, single-line north-south rail corridors for the movement of goods between Canada, the United States and Mexico to the one created by CN's 1998 acquisition of Illinois Central and marketing alliance with Kansas City Southern.

     For the United States, this end-to-end combination will provide an important rail alternative for numerous domestic markets. Moreover, the combination will enhance U.S. efforts to be both price and product competitive in export markets by providing an efficient rail transportation system that encourages a more even balance of trade. America's competitiveness depends on a transportation system that efficiently serves major markets. Customers west of Chicago will have single-line, double-stack cleared access to the Port of Halifax, the North American deep water port closest to Europe, trimming days of transit time to points on BNSF. BNSF will be part of a system with single-line access to Detroit and to key Canadian markets.



     Synergies

     The companies estimate that the annual impact of the revenue and cost synergies on operating income will be between US$500 million and US$600 million (Cdn$750 million and Cdn$890 million) to be realized about evenly over the first three years after the close of the transaction. Revenue synergies are expected to result from the more efficient movement of goods such as automotive products between Southern Ontario and Michigan and the southwestern and western United States and Mexico. In addition, the network will be more competitive with trucks and will promote growth in intermodal and merchandise traffic. Cost synergies are expected to result primarily from asset productivity initiatives derived from better utilization of locomotives, freight cars and facilities, purchasing efficiencies, and economies of scale as well as combining certain administrative activities.


     Proven Track Record of Consolidations

     In 1995, BNSF successfully completed the combination of Burlington Northern Inc. and Santa Fe Pacific Corp. Since then, operating ratio has improved by more
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     than five percentage points and was 73 percent for the quarter ended
     September 30, 1999. Revenues have grown by approximately $1 billion during the past four years, while operating expense per gross ton mile has declined by 10 percent. BNSF also has improved on-time service dramatically to a system-wide on-time average of 91 percent for 1999.

     CN began a smooth, step-by-step integration of Illinois Central on July 1, 1999. Today, CN spans all of Canada and mid-America, connecting the Atlantic, Pacific and Gulf coasts. For the quarter ended September 30, 1999 -- the first full quarter of combined operations following the close of the Illinois Central transaction -- CN posted an operating ratio of 71 percent, the best of any major North American railroad for that period. Carloadings rose 10 percent over the third quarter of 1998. In the past year, CN's leading-edge service plan has generated significantly improved on-time performance, transit times and asset utilization.


     Review and Approvals

     This combination is subject to, among other things, approval by the shareholders of both companies, as well as to customary regulatory approvals. CN will proceed with a Plan of Arrangement that will be submitted to a Canadian court to confirm that the combination is fair to CN shareholders and complies with all relevant Canadian statutory and regulatory requirements. The combination will also be subject to approval by the STB. The combination will be accounted for as a purchase.

     Salomon Smith Barney, Nesbitt Burns Inc. and Beacon Group Capital Services acted as financial advisors and Davis Polk & Wardwell, Harkins Cunningham, and Stikeman, Elliott acted as legal advisors to CN. Goldman, Sachs & Co. acted as financial advisor and Mayer, Brown & Platt and Tory Tory acted as legal advisors to BNSF.

     Through its subsidiary, The Burlington Northern and Santa Fe Railway Company, BNSF, headquartered in Fort Worth, Texas, operates one of the largest rail networks in North America, with 34,000 route miles of track covering 28 states and two Canadian provinces.

     Canadian National Railway Company spans Canada and mid-America, from the Atlantic and Pacific oceans to the Gulf of Mexico, serving the ports of Vancouver, Montreal, Halifax, New Orleans, and Mobile, Ala., and the key cities of Toronto, Buffalo, Chicago, Detroit, Memphis, St. Louis, and Jackson, Miss., with connections to all points in North America.

     This news release contains forward-looking statements regarding future events and the future performance of CN and BNSF that involve risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, customer demand, industry competition and regulatory developments, natural events such as severe weather, floods and earthquakes, the effects of adverse economic conditions affecting the Companies' shippers, changes in fuel prices, and the ultimate outcome of shipper claims, environmental investigations or proceedings and other types of claims and litigations. We refer you to the documents that CN and BNSF file from time to time with the Securities and Exchange Commission, such as the Companies' Form 10-K, Form 10-Q, and
     Form 8-K reports, which contain additional important factors that could cause their results to differ from their current expectations and the forward-looking statements contained in this news release.

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
Contacts for CN:                        Contacts for BNSF:

Media: Mark Hallman                     Media: Richard Russack
(416) 217-6390                          (817) 352-6425

Investors: Bob Noorigian                Investors: Marsha Morgan
(514) 399-0052                          (817) 352-6452
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